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                                  EXHIBIT 99.1

PRESS RELEASE DATED MAY 18, 1998 ANNOUNCING CHANGES IN THE MANAGEMENT OF
CORTECH

                    CORTECH ANNOUNCES CHANGES IN MANAGEMENT

Denver, Colo. -- May 18, 1998 -- Cortech, Inc. (Nasdaq: CRTQ) a Denver-based biopharmaceutical company, today announced that Kenneth R. Lynn had left all positions with Cortech. Mr. Lynn had most recently served as Chairman of the Board of Directors, Chief Executive Officer, President and Acting Chief Financial Officer. Bert Fingerhut, a Cortech Director since 1988 and Chairman from June 1991 to April 1997, was appointed Chairman and Acting Chief Executive Officer, and Diarmuid F. Boran, Vice President, Corporate Development and Planning, was appointed Chief Operating Officer and Acting Chief Financial Officer.

Commenting on the changes, Mr. Fingerhut stated, "We appreciate Ken Lynn's loyal service to Cortech. With the substantial contraction of Cortech's organization and operations, the recent termination of the BioStar transaction and the renewed focus on strategic alternatives potentially available to Cortech, the Board of Directors, with Ken's concurrence, determined that Cortech's interests would be best served by this action. We are most grateful for Ken's dedicated leadership and his tireless efforts on behalf of Cortech."

Mr. Lynn commented, "Notwithstanding the challenges Cortech has faced, it has been a privilege to serve Cortech and to support its endeavors. I am very grateful to have had the opportunity and I maintain the highest regard for the Directors and employees continuing in association with Cortech."

Cortech's principal focus has been the discovery and development of novel therapeutics for the treatment of inflammatory disorders. Specifically, Cortech has directed its research and development efforts towards protease inhibitors and bradykinin antagonists. In response to disappointing test results and its loss of collaborative partner support, Cortech has substantially reduced its staffing and has effectively discontinued all internal research and development activities.

Statements regarding Cortech's strategic alternatives, and all other forward looking statements, involve risks and uncertainties which include, but are not limited to, the possible inability to pursue or achieve strategic alternatives, risks associated with the business of Cortech and those factors discussed in Cortech's filings with the Securities and Exchange Commission (including Cortech's Annual Report on Form 10-K for the year ended December 31, 1997).